Exhibit 99.1

ATLAS ENERGY, L.P.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our general partner manages our activities. Unitholders do not directly or indirectly participate in our management or operation or have actual or apparent authority to enter into contracts on our behalf or to otherwise bind us. Our general partner will be liable, as general partner, for all of our debts to the extent not paid, except to the extent that indebtedness or other obligations incurred by us are specifically with recourse only to our assets. Whenever possible, our general partner intends to make any of our indebtedness or other obligations with recourse only to our assets.

As set forth in our Partnership Governance Guidelines and in accordance with New York Stock Exchange (“NYSE”) listing standards, the non-management members of our general partner’s board of directors meet in executive session regularly without management. The managing board member who presides at these meetings rotates each meeting. The purpose of these executive sessions is to promote open and candid discussion among the non-management board members. Interested parties wishing to communicate directly with the non-management members may contact the chairman of the audit committee, Harvey Magarick. Correspondence to Mr. Magarick should be marked “Confidential” and sent to Mr. Magarick’s attention, c/o Atlas Energy, L.P., 1845 Walnut Street, 10th Floor, Philadelphia, PA 19103.

The independent board members comprise all of the members of the audit committee, the nominating and governance committee, the compensation committee and the investment committee.

Until the consummation of the merger with Chevron Corporation, a Delaware corporation (“Chevron”), in which Atlas Energy Inc. (“AEI”) became a wholly-owned subsidiary of Chevron on February 17, 2011 (the “Chevron Merger”), we did not directly employ any of the persons responsible for our management or operation. Rather, AEI personnel managed and operated our business. With the completion of the Chevron Merger, we are no longer affiliated with AEI. We now employ certain former AEI employees, including the members of our senior management. In addition, as a result of the sale of assets from AEI to us on February 17, 2011 (the “AHD Transactions”), we now own our general partner, and our unitholders will elect our general partner’s board of directors, rather than AEI.

Board of Directors and Executive Officers of Our General Partner

The following table sets forth information with respect to the executive officers and directors of our general partner:

Name	Age	Position with the general partner	Year in which service began	Term expires
Edward E. Cohen	72	Chief Executive Officer, President and Director	2006	2014
Sean P. McGrath	40	Chief Financial Officer	2011	—
Jonathan Z. Cohen	41	Chairman of the Board	2006	2013
Matthew A. Jones	50	Senior Vice President and President and Chief Operating Officer of E&P Division	2011	—
Eugene N. Dubay	63	Senior Vice President of Midstream	2011	—
Freddie M. Kotek	56	Senior Vice President of Investment Partnership Division	2011
Lisa Washington	44	Vice President, Chief Legal Officer and Secretary	2011	—
Jeffrey M. Slotterback	29	Chief Accounting Officer	2011	—
Carlton M. Arrendell	50	Director	2011	2013
Mark C. Biderman	66	Director	2011	2013
Dennis A. Holtz	71	Director	2011	2012
William G. Karis	63	Director	2006	2012
Harvey G. Magarick	72	Director	2006	2012
Ellen F. Warren	55	Director	2011	2014

Edward E. Cohen was the Chairman of the Board of our general partner from its formation in January 2006 until February 2011, when he became our Chief Executive Officer and President. Mr. Cohen served as the Chief Executive Officer of our general partner from its formation in January 2006 until February 2009. Mr. Cohen has been the Chairman of the managing board of Atlas Pipeline Partners GP, LLC (“Atlas Pipeline GP”), since its formation in 1999. From 1999 to January 2009, Mr. Cohen was the Chief Executive Officer of Atlas Pipeline GP. Mr. Cohen also was the Chairman of the Board and Chief Executive Officer of Atlas Energy, Inc. (formerly known as Atlas America, Inc.) from its organization in 2000 until the consummation of the Chevron Merger in February 2011 and also served as its President from 2000 to October 2009 when Atlas Energy Resources, LLC became its wholly-owned subsidiary following its merger transaction. Mr. Cohen was the Chairman of the Board and Chief Executive Officer of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc.; from their formation in June 2006 until the consummation of the Chevron Merger in February 2011. In addition, Mr. Cohen has been Chairman of the Board of Directors of Resource America, Inc. (a publicly-traded specialized asset management company) since 1990 and was its Chief Executive Officer from 1988 until 2004, and President from 2000 until 2003; Chairman of the Board of Resource Capital Corp. (a publicly-traded real estate investment trust) since its formation in September 2005 until November 2009 and still serves on its board; a director of TRM Corporation (a publicly-traded consumer services company) from 1998 to July 2007; and Chairman of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994. Mr. Cohen is the father of Jonathan Z. Cohen. Mr. Cohen has been active in the energy business since the late 1970s. Among the reasons for his appointment as a director, Mr. Cohen brings to the board the vast experience that he has accumulated through his activities as a financier, investor and operator in various parts of the country.

Sean P. McGrath has been our Chief Financial Officer since February 2011. Before that he was the Chief Accounting Officer of AEI and the Chief Accounting Officer of Atlas Energy Resources, LLC from December 2008 until February 2011. Mr. McGrath served as the Chief Accounting Officer of our general partner from January 2006 until November 2009 and as the Chief Accounting Officer of Atlas Pipeline GP from May 2005 until November 2009. Mr. McGrath was the Controller of Sunoco Logistics Partners L.P., a publicly-traded partnership that transports, terminals and stores refined products and crude oil, from 2002 to 2005. Mr. McGrath is a Certified Public Accountant.

Jonathan Z. Cohen has been the Chairman of the Board of our general partner since February 2011. Before that, he served as Vice Chairman of the Board of our general partner from its formation in January 2006 until February 2011. Mr. Cohen has been the Vice Chairman of the managing board of Atlas Pipeline GP since its formation in 1999. Mr. Cohen also was the Vice Chairman of the Board of Atlas Energy, Inc. (formerly known as Atlas America, Inc.) from its organization in 2000 until the consummation of the Chevron Merger in February 2011. Mr. Cohen was the Vice Chairman of the Board of Atlas Energy Resources, LLC and Atlas Energy Management from their formation in June 2006 until the consummation of the Chevron Merger in February 2011. Mr. Cohen has been a senior officer of Resource America since 1998, serving as the Chief Executive Officer since 2004, President since 2003 and a director since 2002. Mr. Cohen has been Chief Executive Officer, President and a director of Resource Capital Corp. since its formation in 2005 and was a trustee and secretary of RAIT Financial Trust (a publicly-traded real estate investment trust) from 1997, and its Vice Chairman from 2003, until December 2006. Mr. Cohen is a son of Edward E. Cohen. Among the reasons for his appointment as a director, Mr. Cohen’s financial, business and energy experience add strategic vision to our general partner’s board to assist with our growth and development.

Matthew A. Jones has been Senior Vice President of our general partner and President and Chief Operating Officer of our exploration and production division since February 2011. Before that, he was the Chief Financial Officer from March 2005 and an Executive Vice President from October 2009 until February 2011 of AEI. Mr. Jones was the Chief Financial Officer of Atlas Energy Resources and Atlas Energy Management from their formation until the consummation of the Chevron Merger in February 2011. Mr. Jones served as the Chief Financial Officer of our general partner from January 2006 until September 2009 and as the Chief Financial Officer of Atlas Pipeline GP from March 2005 to September 2009. From 1996 to 2005, Mr. Jones worked in the Investment Banking Group at Friedman Billings Ramsey, concluding as Managing Director. Mr. Jones worked in Friedman Billings Ramsey’s Energy Investment Banking Group from 1999 to 2005, and in Friedman Billings Ramsey’s Specialty Finance and Real Estate Group from 1996 to 1999. Mr. Jones served as a director of our general partner from February 2006 to February 2011. Mr. Jones is a Chartered Financial Analyst.

Eugene N. Dubay has been our Senior Vice President of Midstream since February 2011. Before that, he was the Chief Executive Officer, President and a director of our general partner from February 2009 until February 2011. Mr. Dubay has been President and Chief Executive Officer of Atlas Pipeline GP since January 2009. Mr. Dubay has served as a member of the managing board of Atlas Pipeline GP since October 2008, where he served as an independent member until his appointment as President and Chief Executive Officer. Mr. Dubay has been the President of Atlas Pipeline Mid-Continent, LLC since January 2009. Mr. Dubay was the Chief Operating Officer of Continental Energy Systems LLC, the parent of SEMCO Energy, from 2002 to January 2009. Mr. Dubay has also held positions with ONEOK, Inc. and Southern Union Company and has over 20 years experience in midstream assets and utilities operations, strategic acquisitions, regulatory affairs and finance. Mr. Dubay is a certified public accountant and a graduate of the U.S. Naval Academy.

Freddie M. Kotek has been a Senior Vice President of the Investment Partnership Division of our general partner since February 2011. Before that, he was the Executive Vice President of AEI from February 2004 until February 2011 and served as a director from September 2001 until February 2004. Mr. Kotek has been Chairman of Atlas Resources, LLC since September 2001 and has served as an Executive Vice President since October 2009. He has also served as Chief Executive Officer and President of Atlas Resources since January 2002. Mr. Kotek served as AEI’s Chief Financial Officer from February 2004 until March 2005. Mr. Kotek was a Senior Vice President of Resource America from 1995 until May 2004 and President of Resource Leasing, Inc. (a wholly-owned subsidiary of Resource America) from 1995 until May 2004.

Lisa Washington has been our Vice President, Chief Legal Officer and Secretary of our general partner since February 2011. Ms. Washington previously served as Chief Legal Officer and Secretary of AEI, from November 2005 until February 2011 and as a Senior Vice President from October 2008 until February 2011. Ms. Washington was a Vice President of Atlas Energy, Inc. from November 2005 until October 2008. Ms. Washington served as Chief Legal Officer and Secretary of our general partner from January 2006 to October 2009 and as a Senior Vice President of our general partner from October 2008 to October 2009. Ms. Washington served as Chief Legal Officer and Secretary of Atlas Pipeline GP from November 2005 to October 2009 and as a Senior Vice President from October 2008 to October 2009. Ms. Washington was a Vice President of Atlas Pipeline GP from November 2005 until October 2008. Ms. Washington served as Chief Legal Officer and Secretary of Atlas Energy Resources, LLC from 2006 until February 2011 and as a Senior Vice President from July 2008 until February 2011. Ms. Washington was a Vice President of Atlas Energy Resources, LLC from 2006 until July 2008. From 1999 to 2005, Ms. Washington was an attorney in the business department of the law firm of Blank Rome LLP.

Jeffrey M. Slotterback has been our Chief Accounting Officer since March 2011. Before that, Mr. Slotterback served as the Manager of Financial Reporting for AEI from July 2009 until February 2011 and then served as the Manager of Financial Reporting for our general partner from February 2011 until March 2011. Mr. Slotterback served as Manager of Financial Reporting for both our general partner and Atlas Pipeline GP from May 2007 until July 2009. Mr. Slotterback was a Senior Auditor at Deloitte and Touche, LLP from 2004 until 2007, where he focused on energy and health care clients. Mr. Slotterback is a Certified Public Accountant.

Carlton M. Arrendell has been a director since February 2011. Before that, he was a director of AEI from February 2004 until February 2011. Mr. Arrendell has been the Chief Investment Officer and a Vice President of Full Spectrum of NY LLC since May 2007. Prior to joining Full Spectrum, Mr. Arrendell served as a special real estate consultant to the AFL-CIO Investment Trust Corporation following six years of service as Investment Trust Corporation’s Chief Investment Officer. Mr. Arrendell is also an attorney admitted to practice law in Maryland and the District of Columbia. Mr. Arrendell’s investment expertise is valuable to our company and its subsidiaries in the pursuit of acquisitions. In addition, the board is benefitted by his strong background in finance.

Mark C. Biderman has been a director since February 2011. Before that, he was a director of AEI from July 2009 until February 2011. Mr. Biderman was Vice Chairman of National Financial Partners Corp., a publicly-traded financial services company, from September 2008 to December 2008. Before that, from November 1999 to September 2008, he was National Financial’s Executive Vice President and Chief Financial Officer. From May 1987 to October 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets Group, an investment banking firm, and its predecessor, Oppenheimer & Co., Inc. Mr. Biderman serves as a director and chairman of the audit committee of Full Circle Capital Corporation, a publicly-traded investment company, since August 2010. Mr. Biderman also serves as a director and chairman of the compensation committee, and a member of the audit committee of Apollo Commercial Real Estate Finance, Inc., a publicly-traded commercial real estate finance company, since November 2010 and as a director and chairman of the audit committee of Apollo Residential Mortgage, Inc., a publicly-traded residential real estate finance company, since July 2011. Mr. Biderman is a Chartered Financial Analyst. Mr. Biderman brings extensive financial expertise to the board as well as to the audit committee.

Dennis A. Holtz has been a director since February 2011. Before that, he was a director of AEI from February 2004 until February 2011. Mr. Holtz maintained a corporate and real estate law practice in Philadelphia and New Jersey from 1988 until his retirement in January 2008. During that period, Mr. Holtz was counsel for or secretary of numerous private and public business entities and this extensive experience with corporate governance issues was the reason he was chosen as chairman of the nominating and governance committee. In addition, Mr. Holtz has had extensive experience with lease issues and provides valuable insight into interacting with lessors of drilling sites. Mr. Holtz served on the AEI board for six years, since its spin-off from Resource America and his length of service on AEI’s board provides him with extensive knowledge of our acquired business and industry. Since our company interacts in the Appalachian region with many small firms, Mr. Holtz’s experience as an operator of his own law office is believed to provide insight into interacting with smaller companies.

William G. Karis has been the principal of Karis and Associates, LLC, a consulting company that provides financial and consulting services to the coal industry, since 1997. Prior to that, Mr. Karis was President and CEO of CONSOL Inc. (now CONSOL Energy Company). Mr. Karis is a member of the Boards of Directors and is Chairman of the Audit and Finance Committees of Blue Danube Inc., and Greenbriar Minerals, LLC. Mr. Karis has extensive experience in the energy industry, primarily relating to coal. Mr. Karis’ experience in the coal industry has helped the Board shape its thinking regarding the relative competition between Atlas Pipeline Partners’ products in relation to other energy sources (most notably coal). Mr. Karis also brings valuable management insight in various areas based on his experience as a chief executive officer. These combined experiences and insight serve as the basis, among other reasons, for Mr. Karis’ appointment as a director.

Harvey G. Magarick has maintained his own consulting practice since June 2004. From 1997 to 2004, Mr. Magarick was a partner at BDO Seidman. Mr. Magarick is a member of the Board of Trustees of the Hirtle Callaghan Trust, an investment fund, and has been the Chairman of its audit committee since 2004. Mr. Magarick brings a strong accounting background to our general partner’s board and, as a “financial expert”, serves as the chair of our audit committee. Mr. Magarick’s accounting experience is critical to an understanding of the varied issues that face us. This experience, among other reasons, serves as the basis for Mr. Magarick’s appointment as a director.

Ellen F. Warren has been a director since February 2011. Before that, she was a director of AEI from September 2009 until February 2011. She is founder and President of OutSource Communications, a marketing communications firm that services corporate and nonprofit clients. Prior to founding OutSource Communications in August 2005, she was President of Levy Warren Marketing Media, a public relations and marketing firm she co-founded in March 1998. She was previously Vice President of Marketing/Communications for Jefferson Bank, a Philadelphia-based financial institution, from September 1992 to February 1998. Ms. Warren served as an independent member of the Board of Directors of Atlas Energy Resources, LLC from December 2006 until September 2009. Ms. Warren is a seasoned director, having previously served on the board of Atlas Energy Resources, LLC from its formation until its merger. Ms. Warren brings management, communication and leadership skills to our general partner’s board.

We have assembled a board of directors of our general partner comprised of individuals who bring diverse but complementary skills and experience to oversee our business. Our directors collectively have a strong background in energy, finance, law, accounting and management. Based upon the experience and attributes of the directors discussed herein, our board of our general partner determined that each of the directors should, as of the date hereof, serve on the board of our general partner.

Jonathan Z. Cohen serves as the chairman of the board of directors of our general partner and Edward E. Cohen serves as the chief executive officer and president of our general partner. The board of directors of our general partner believes that the most effective leadership structure at the present time is for separation of the chairman of the board of directors from the chief executive officer position. The chief executive officer contacts the chairman of the board of directors on a regular basis and provides status updates of operations during these discussions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and managing board members of our general partner and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all such reports.

Based solely upon our review of reports received by us, or representations from certain reporting persons that no filings were required for those persons, we believe that during fiscal year 2011 our executive officers, directors of our general partner and persons who beneficially owned more than 10% of our common units complied with all applicable filing requirements except Ms. Warren and Messrs. Biderman, Holtz and Arrendell each inadvertently filed one Form 4 late.

Nominations to Our General Partner’s Board of Directors

Effective with the amendment in February 2011 of our limited partnership agreement and the limited liability company agreement of our general partner, our unitholders will elect our general partner’s board of directors. Pursuant to our limited partnership agreement, our unitholders may nominate candidates for election to our general partner’s board by providing timely prior notice to our general partner as follows:

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The notice must be delivered to our general partner not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that (x) in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date and (y) in the case of the 2012 annual meeting, a limited partner’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made. In no event shall an adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a limited partner’s notice as described above.

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The notice must be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such updates and supplements must be delivered to our general partner not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.

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The notice must set forth: (A) the name and address of the unitholder, as they appear on our books, of the beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (B) (I) the class or series and number of our securities which are, directly or indirectly, owned beneficially and of record by such unitholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (II) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any of our securities or with a value derived in whole or in part from the value of any of our securities, or any derivative or synthetic arrangement having the characteristics of a long position in any of our securities, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any of our securities, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any of our securities, whether or not such instrument, contract or right shall be subject to settlement in the underlying security, through the delivery of cash or other property, or otherwise, and without regard to whether the unitholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of common units or any of our securities (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such unitholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (III) any proxy, contract, arrangement, understanding, or relationship pursuant to which such unitholder has a right to vote any of our securities, (IV) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such unitholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any of our securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such unitholder with respect to any of our securities, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any Partnership Security (any of the foregoing, a “Short Interest”), (V) any rights to dividends on any of our securities owned beneficially by such unitholder that are separated or separable from the underlying security, (VI) any proportionate interest in any of our securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such unitholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (VII) any performance-related fees (other than an asset-based fee) that such unitholder is entitled to based on any increase or decrease in the value of any of our securities or Derivative Instruments, if any, including without limitation any such interests held by members of such unitholder’s immediate family sharing the same household, (VIII) any significant equity interests or any Derivative Instruments or Short Interests in any of our principal competitors held by such unitholder, and (IX) any direct or indirect interest of such unitholder in any contract with us, any of our affiliates or any of our principal competitors (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (C) any other information relating to such unitholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder.

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As to each person whom the unitholder proposes to nominate for election or reelection to the board, the notice must also: (A) set forth all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) set forth a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such unitholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the unitholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (C) include a completed and signed questionnaire with respect to the background and qualification of the person nominated and the background of any other person or entity on whose behalf the nomination is being made, and a completed and signed representation and agreement that the person nominated (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (ii) any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director, with the person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply, with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines. In addition, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable unitholder’s understanding of the independence, or lack thereof, of such nominee.

Information Concerning the Audit Committee

The board of directors of our general partner has a standing audit committee. All of the members of the audit committee are independent directors as defined by NYSE rules. The members of the audit committee are Mr. Karis, Mr. Biderman and Mr. Magarick, with Mr. Magarick acting as the chairman. Our general partner’s board has determined that Mr. Magarick is an “audit committee financial expert,” as defined by SEC rules. Mr. Biderman serves on the audit committee of more than three public companies. The board of directors of our general partner has determined that Mr. Biderman’s simultaneous service on the audit committees of more than three public companies will not impair his ability to serve effectively on our general partner’s audit committee. The audit committee reviews the scope and effectiveness of audits by the independent accountants, is responsible for the engagement of independent accountants and reviews the adequacy of our internal controls.

Compensation Committee Interlocks and Insider Participation

The compensation committee of our general partner’s board of directors consists of Ms. Warren and Messrs. Arrendell and Holtz.

None of the independent directors of our general partner is an employee or former employee of ours or of our general partner. No executive officer of our general partner is a director or executive officer of any entity in which an independent director is a director or executive officer.

Code of Business Conduct and Ethics, Partnership Governance Guidelines and Audit Committee Charter

We have adopted a code of business conduct and ethics that applies to the principal executive officer, principal financial officer and principal accounting officer of our general partner, as well as to persons performing services for us generally. We have also adopted Partnership Governance Guidelines and a charter for the audit committee. We will make a printed copy of our code of ethics, our Partnership Governance Guidelines and our audit committee charter available to any unitholder who so requests. Requests for print copies may be directed to us as follows: Atlas Energy, L.P., Park Place Corporate Center One, 1000 Commerce Drive, Suite 400, Pittsburgh, PA 15275, Attention: Secretary. Each of the code of business conduct and ethics, the Partnership Governance Guidelines and the audit committee charter are posted, and any waivers we grant to our code of business conduct and ethics will be posted, on our website at www.atlasenergy.com.

Risk Oversight

General

We administer our risk oversight function through our audit committee. The audit committee monitors material enterprise risks and, in order to assist in its oversight function, it oversaw the creation of the management risk committee. It meets with the members of the management risk committee as needed to discuss our risk management framework and related areas. The audit committee also reviews any major transactions or decisions affecting our risk profile or exposure, and reviews with counsel legal compliance and legal matters that could have a significant impact on our financial statements. Our audit committee also oversees our internal audit function. Our audit committee is also responsible for monitoring the integrity and ensuring the transparency of our financial reporting processes and systems of internal controls regarding finance, accounting and regulatory compliance. Our audit committee incorporates its risk oversight function into its regular reports to the Board.

In addition to our audit committee’s role in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that we face and how these risks are being managed. Our senior executives provide the Board and its committees with regular updates about our strategies and objectives and the risks inherent within them at board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues of concern with management. The Board and committees call special meetings when necessary to address specific issues or matters that should be addressed before the next regularly scheduled meeting. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, senior executives of our key divisions as well as our Chief Financial Officer and Chief Legal Officer report directly to our President and Chief Executive Officer as well as our Chairman of the Board, providing them with visibility to our risk profile.

Compensation Programs

Our compensation policies and programs are intended to encourage our employees to remain focused on both our short-term and long-term goals. For example, our equity awards typically vest 25% on the third anniversary and 75% on the fourth anniversary of the date of grant. We believe this practice encourages our employees to focus on sustained unit price appreciation, thus limiting the potential of our executives to engage in excessive risk-taking. Annual incentives are intended to tie a significant portion of each of the named executive officer’s compensation to our annual performance and/or that of the subsidiaries or divisions for which the officer is responsible. We believe that our focus on revenue growth and distributable cash flow in making incentive bonus awards and unit price performance in granting equity awards provides a check on excessive risk taking. Our Code of Business Conduct and Ethics, which applies to all officers and directors, further seeks to mitigate the potential for inappropriate risk taking. We also prohibit hedging transactions involving our units so our officers and directors cannot insulate themselves from the effects of our unit price performance.

Our Compensation Committee, together with senior management, also reviews compensation programs and benefits plans affecting employees generally (in addition to those applicable to our executive officers), and we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Before the consummation of the Chevron Merger, we did not directly compensate our executive officers. Rather, the AEI compensation committee was responsible for compensation decisions, and allocated the compensation of our executive officers based upon an estimate of the time spent by such persons on activities for our publicly traded subsidiary, Atlas Pipeline Partners, L.P. (“APL”) and for AEI and its other affiliates. APL reimbursed AEI for the compensation allocated to it; AEI did not make a separate allocation to us.

In February 2011, we formed our own compensation committee, which is responsible for assisting our board of directors in carrying out its responsibilities with respect to compensation. The committee is responsible for evaluating the compensation to be paid to our CEO, CFO and the three other most highly-compensated executive officers, which we refer to as our “Named Executive Officers” or “NEOs.” The compensation committee is also responsible for administering our employee benefit plans, including incentive plans. The compensation committee is comprised solely of independent directors, consisting of Ms. Warren and Messrs. Arrendell and Holtz, with Ms. Warren acting as the chairperson.

Compensation Objectives

We believe that our compensation program must support our business strategy, be competitive, and provide both significant rewards for outstanding performance and clear financial consequences for underperformance. We also believe that a significant portion of the NEOs’ compensation should be “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based on individual and company accomplishment. Accounting and cost implications of compensation programs are considered in program design; however, the essential consideration is that a program is consistent with our business needs.

Compensation Methodology

Our compensation committee was formed in February 2011 and, at its initial meeting, recommended base salaries to be paid to our NEOs for our 2011 fiscal year. Going forward, we anticipate that our compensation committee will make its determination on compensation amounts shortly after the close of our fiscal year. In the case of base salaries, the committee will recommend the amounts to be paid for the new fiscal year. In the case of annual bonus and long-term incentive compensation, the committee will determine the amount of awards based on the most recently concluded fiscal year. We expect to pay cash awards and issue equity awards in February of each year, although our compensation committee has the discretion to recommend salary adjustments and the issuance of equity awards at other times during the fiscal year. In addition, our NEOs and other employees who perform services for APL, may receive stock-based awards from APL which has delegated compensation decisions to our compensation committee since it does not have its own employees.

Our Chief Executive Officer (“CEO”) provides the compensation committee with key elements of our company’s and the NEOs’ performance during the year. Our CEO makes recommendations to the compensation committee regarding the salary, bonus, and incentive compensation component of each NEO’s total compensation. Our CEO, at the compensation committee’s request, may attend committee meetings solely to provide insight into our company’s performance, as well as the performance of other comparable companies in the same industry.

Role of Compensation Consultant

Following the closing of the Chevron Merger, the compensation committee engaged Mercer (US) Inc., an independent compensation consulting firm, to provide market data for equity awards to be made to our NEOs. As our company was essentially reconstituted as a result of the acquisition of AEI’s partnership management business and certain E&P assets, the compensation committee intended the awards to represent multi-year long-term incentive grants competitive with the 75th percentile of the market. In order to assist the committee in assessing the competitiveness of proposed awards, Mercer provided market data for long-term incentive grants to the 75th percentile from its 2010 oil and gas survey of data from 111 organizations. In addition, Mercer advised the compensation committee with respect to current employment agreement practices generally.

Elements of our Compensation Program

Our executive officer compensation package generally includes a combination of annual cash and long-term incentive compensation. Annual cash compensation is comprised of base salary plus cash bonus. Long-term incentives consist of a variety of equity awards. Both the annual cash incentives and long-term incentives may be performance-based.

Base Salary

Base salary is intended to provide fixed compensation to the NEOs for their performance of core duties that contributed to our success as measured by the elements of corporate performance mentioned above. Base salaries are not intended to compensate individuals for their extraordinary performance or for above average company performance.

Annual Incentives

Annual incentives are intended to tie a significant portion of each of the NEO’s compensation to our annual performance and/or that of our subsidiaries or divisions for which the officer is responsible. Generally, the higher the level of responsibility of the executive within our company, the greater is the incentive component of that executive’s target total cash compensation. The compensation committee may recommend awards of performance-based bonuses and discretionary bonuses.

Performance-Based Bonuses—In April 2011, the compensation committee adopted an Annual Incentive Plan for Senior Executives, which we refer to as the Senior Executive Plan, to award bonuses for achievement of predetermined, objective performance measures through the end of 2011. Awards under the Senior Executive Plan could be paid in cash or in a combination of cash and equity. Under the Senior Executive Plan, the maximum award payable to an individual was $15,000,000.

At the time the compensation committee adopted the Senior Executive Plan, it approved 2011 target bonus awards to be paid from a bonus pool. The bonus pool was equal to 18.3% of our distributable cash flow unless the distributable cash flow included any capital transaction gains in excess of $50 million, in which case only 10% of that excess would be included in the bonus pool. If the distributable cash flow did not equal at least 80% of the 2011 budgeted distributable cash flow of $84,498,000, no bonuses would be paid. Distributable cash flow means the sum of (i) cash available for distribution by us, including our ownership interest in the distributable cash flow of any of our subsidiaries (regardless of whether such cash is actually distributed), plus (ii) to the extent not otherwise included in distributable cash flow, any realized gain on the sale of securities, including securities of a subsidiary, less (iii) to the extent not otherwise included in distributable cash flow, any loss on the sale of securities, including securities of a subsidiary. A return of our capital investment in a subsidiary was not intended to be included and, accordingly, if distributable cash flow included proceeds from the sale of all or substantially all of the assets of a subsidiary, the amount of such proceeds to be included in distributable cash flow would be reduced by our basis in the subsidiary.

The maximum award payable, expressed as a percentage of our estimated 2011 distributable cash flow, for each participant was as follows: Edward E. Cohen, 6.14%; Jonathan Z. Cohen, 4.37%; Matthew A. Jones, 3.46%; Eugene Dubay, 2.60% and Freddie Kotek, 1.73%. Sean McGrath and Eric Kalamaras did not participate in the Senior Executive Plan. Pursuant to the terms of the Senior Executive Plan, the compensation committee had the discretion to recommend reductions, but not increases, in awards under the Senior Executive Plan.

Discretionary Bonuses—Discretionary bonuses may be awarded to recognize individual and group performance.

Long-Term Incentives

We believe that our long-term success depends upon aligning our executives’ and unitholders’ interests. To support this objective, we provide our executives with various means to become significant equity holders, including awards under our 2006 Long-Term Incentive Plan (the “2006 Plan”) and our 2010 Long-Term Incentive Plan (the “2010 Plan”), which we refer to as our Plans. Our NEOs are also eligible to receive awards under Atlas Pipeline Partners’ 2004 Long-Term Incentive Plan and its 2010 Long-Term Incentive Plan, which we refer to as the APL Plans.

Grants under our Plans: Under our Plans, the compensation committee may recommend grants of equity awards in the form of options and/or phantom units. Generally, the unit options and phantom units vest 25% on the third anniversary and 75% on the fourth anniversary of the date of grant.

Grants under Other Plans: As described above, our NEOs who perform services for us and Atlas Pipeline Partners are eligible to receive unit-based awards under the APL Plans. In addition, we anticipate that our NEOs will be eligible to receive awards under the long-term incentive plan to be adopted by Atlas Resource Partners, L.P., our newly formed subsidiary.

Deferred Compensation

All of our employees may participate in our 401(k) plan, which is a qualified defined contribution plan designed to help participating employees accumulate funds for retirement. In July 2011 we established the Atlas Energy Executive Excess 401(k) Plan (the “Excess 401(k) Plan”), a non-qualified deferred compensation plan that is designed to permit individuals who exceed certain income thresholds and who may be subject to a compensation and/or contribution limitations under our 401(k) plan to defer an additional portion of their compensation. The purpose of the Excess 401(k) Plan is to provide participants with an incentive for a long-term career with us by providing them with an appropriate level of replacement income upon retirement. Under the Excess 401(k) Plan, a participant may contribute to an account an amount up to 10% of annual cash compensation (which means a participant’s salary and non-performance-based bonus). We are obligated to make matching contributions on a dollar-for-dollar basis of the amount deferred by the participant subject to a maximum matching contribution equal to 50% of the participant’s base salary for any calendar year. The investment options under the Excess 401(k) Plan are substantially the same as the investment options under our 401(k) plan; we do not pay above-market or preferential earnings on deferred compensation. Participation in the Excess 401(k) Plan is available pursuant to the terms of an individual’s employment agreement or at the designation of the compensation committee. Currently, Messrs. E. Cohen and J. Cohen are the only participants in the Excess 401(k) Plan. For further details, please see 2011 Non-Qualified Deferred Compensation table.

Post-Termination Compensation

Our NEOs received substantial cash amounts from Chevron in connection with the Chevron Merger, both as a result of the termination payments due under their employment agreements with AEI, which are described under “—Employment Agreements and Potential Payments Upon Termination or Change of Control,” and their equity holdings in AEI. Our compensation committee believed that the amounts thus realized left our NEOs without adequate financial incentives to continue employment with us, which the committee did not believe was in our interest as we moved forward with significant new operations. In order to encourage these executives to remain with us on a long-term basis, we made certain long-term incentive grants, which are described under “—Long-Term Incentives,” and we entered into employment agreements with Messrs. E. Cohen, J. Cohen, Jones and Dubay that, among other things, provide compensation upon termination of their employment by reason of death or disability, by us without cause or by each of them for good reason. See “—Employment Agreements and Potential Payments Upon Termination or Change of Control.” “Good reason” is defined under the agreements as:

•	a material reduction in the executive’s base salary;

•	a demotion from the position held by the executive at the time the agreement was entered into;

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a material reduction in the executive’s duties, it being deemed such a material reduction if we cease to be a public company unless, we become a subsidiary of a public company and, in the case of Mr. E. Cohen’s agreement, he becomes the chief executive officer of the public parent, or, in the case of Mr. J. Cohen’s agreement, he becomes an executive of the public parent with responsibilities substantially equivalent to his position, or, in the case Messrs. Jones’s and Dubay’s respective agreements, our CEO or chairman of our board are not, immediately following the transaction in which we cease to be a public company, our CEO or the CEO of the acquiring entity;

•	the executive is required to relocate to a location more than 35 miles from his previous location;

•	in the case of Messrs. E. and J. Cohen’s agreements, he ceases to be elected to our board; and

•	any material breach of the agreement.

The compensation committee’s rationale behind the design of the provisions of these agreements for termination by the executive for good cause are as follows:

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Determination of Triggering Events—The compensation committee elected not to include a change of control of us as a good reason triggering event and instead limited the triggering events to those (including after a change of control of us) where his position with us changes substantially and is essentially an involuntary termination.

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Benefit Multiple—The compensation committee determined the benefit multiple, that is, the cash severance amount based on each executive’s salary and bonus, after consideration of comparable market practices provided to the committee by Mercer.

Perquisites

We provide limited perquisites to our NEOs at the discretion of the compensation committee. In 2011, these benefits were limited to providing cars to some NEOs and reimbursement of relocation expenses.

Determination of 2011 Compensation Amounts

Base Salary

In February 2011, our newly formed compensation committee approved the base salaries for our NEOs as follows: Mr. E. Cohen—$700,000, Mr. Dubay—$500,000, Mr. McGrath—$250,000, Mr. J. Cohen—$500,000, Mr. Jones—$280,000, and Mr. Kotek—$280,000. These amounts matched or represented a decrease from their 2010 base salaries paid by AEI.

Annual and Transaction Incentives

The compensation committee was attentive to our unique circumstances after the Chevron Merger, in that we had both completed a significant and transformative transaction and were re-establishing ourselves as a stand-alone entity. As part of the terms of the Chevron Merger, Chevron agreed that AEI could use $10 million for payments to key employees for retention bonuses and to reward performance, with approximately $3 million to be paid to key employees at or immediately prior to closing of the Chevron Merger and approximately $7 million (which was unallocated) to be transferred from AEI to Atlas Energy, L.P. for allocation and payment by Atlas Energy, L.P. to key employees following the Chevron Merger. Mr. McGrath was awarded a $900,000 retention bonus by the AEI compensation committee before he became our Chief Financial Officer. While our other NEOs did not receive any such retention bonuses from AEI, after the Chevron Merger, our compensation committee considered both individual and company performance of our NEOs based upon their outstanding performance and leadership until the closing of the Chevron Merger and our successful establishment as a stand-alone entity, and shortly after the closing of the Chevron Merger in February 2011 awarded cash bonuses to Messrs. E. Cohen, J. Cohen and Jones as follows: Mr. E. Cohen—$2,500,000, Mr. J. Cohen—$2,500,000, and Mr. Jones—$1,250,000.

After the end of our 2011 fiscal year, our compensation committee recommended incentive awards pursuant to the Senior Executive Plan based on the prior year’s performance. In determining the actual amounts to be paid to the NEOs, the compensation committee considered both individual and company performance. Our CEO made recommendations of incentive award amounts based upon our performance as well as the performance of our subsidiaries; however, the compensation committee had the discretion to approve, reject, or modify the recommendations. The compensation committee noted that our total unitholder return was 67% during 2011 and that our cash distributions increased by approximately 600% over the prior year; we were able to reestablish our partnership fund raising programs despite the abbreviated sales period; our management team worked throughout the year to prepare for the spin-off of our E&P and partnership management business to Atlas Resource Partners, in which we will retain an approximate 80% interest, and successfully rebuilt our operations team after the transfer of senior executives and technical staff to Chevron; we made fresh entries into the Marcellus Shale in areas not restricted by our non-competition agreement with Chevron, and increased our drilling in Tennessee, Colorado and Ohio; and that APL had operated its plants at full capacity, declared distributions at a sharp increase from the prior year, continued to expand capacity and distributable cash flow through organic growth and enjoyed multiple credit rating upgrades. In addition, the compensation committee reviewed the calculations of our distributable cash flow and determined that 2011 distributable cash flow exceeded the pre-determined minimum threshold of 80% of the budgeted distributable cash flow of $84,498,000. The compensation committee determined that based upon the strong performance of the NEOs as highlighted above, the bonuses for the NEOs were as follows: Mr. E. Cohen—$3,500,000, Mr. Dubay—$1,000,000, Mr. J. Cohen—$3,000,000, Mr. Jones—$1,250,000, and Mr. Kotek—$1,000,000. The bonuses awarded to the NEOs did not exceed 55% of the maximum bonus allocable to each NEO under the Senior Executive Plan formula, and were reduced in part in recognition of the cash bonus awards made in February for service until the date of such bonuses.

Mr. McGrath is not a participant in the Senior Executive Plan. Our compensation committee awarded him a discretionary bonus of $375,000.

Long-Term Incentives

Immediately after the Chevron Merger, our compensation committee recognized that the leadership of our NEOs was essential to the Company as it established itself as a stand-alone entity. It further concluded that strong incentive for our NEOs to remain with the Company for a significant period of time and their close alignment with our unitholders is critical in attracting and retaining additional key employees. However, the compensation committee further understood that our NEOs had received substantial cash amounts from Chevron in connection with the Chevron Merger, both as a result of the termination payments due under their employment agreements with AEI, which are described under “—Employment Agreements and Potential Payments Upon Termination or Change of Control,” and their equity holdings in AEI, and that could have left our NEOs without the adequate financial incentives to continue employment with us for a significant period of time, which the committee considered important. To provide such incentives and alignment, we made certain long-term incentive grants to our NEOs in March 2011 as follows: Mr. E. Cohen- 300,000 phantom units and 700,000 options; Mr. Dubay - 80,000 phantom units and 100,000 options; Mr. McGrath - 30,000 phantom units and 35,000 options; Mr. Kalamaras - 50,000 phantom units and 70,000 options; Mr. J. Cohen - 250,000 phantom units and 500,000 options; Mr. Jones - 150,000 phantom units and 200,000 options; and Mr. Kotek - 30,000 phantom units and 70,000 options. (Mr. Kotek received an additional grant of 20,000 phantom units in April 2011 which brought his grant in line with the multiples of the other NEO grants described below.) The compensation committee intended the awards to represent multi-year long-term incentive grants competitive with the 75th percentile of the market. For each of the NEOs, consistent with Mercer’s advice, the grants represented between 3.5 to 5.4 times the annual market long-term incentive level from Mercer’s survey. The awards will vest 25% on the third anniversary of the grant and 75% on the fourth anniversary.

Summary Compensation Table

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Unit awards ($)(2)		Option awards ($)(3)		Non-equity incentive plan compensation ($)	All other compensation ($)		Total ($)
Edward E. Cohen, Chief Executive Officer and President(4)	2011	746,154	—	6,669,000	(5)	6,951,000	(6)	3,500,000	3,066,906	(7)	20,933,060
	2010	1,000,000	—	2,500,014		3,170,200		5,000,000	3,375		11,673,589
	2009	983,846	—	—		—		2,500,000	134,600		3,618,446

Eugene N. Dubay, Senior Vice President of Midstream	2011	500,000	1,000,000	1,778,400	(5)	993,000	(6)	1,000,000	5,136,128	(8)	10,407,528
	2010	500,000	—	1,334,009		1,008,700		500,000	26,484		3,369,193
	2009	438,846	—	—		564,000		—	265		1,003,111

Sean P. McGrath, Chief Financial Officer(9)	2011	250,000	1,275,000	666,900	(5)	347,550	(6)	—	17,638	(10)	2,557,088

Eric Kalamaras, former Chief Financial Officer	2011	274,577	180,000	1,111,500	(5)	695,100	(6)	—	94,486	(11)	2,355,663
	2010	272,116	—	660,020	(12)	273,790		72,917	49,572		1,328,415
	2009	76,923	—	66,620		—		80,000	—		223,543

Jonathan Z. Cohen, Chairman of the Board	2011	530,769	—	5,557,500	(5)	4,965,000	(6)	3,000,000	2,892,500	(13)	16,945,769
	2010	700,000	—	2,000,005		3,170,000		4,000,000	1,688		9,871,693
	2009	676,923	—	—		—		2,000,000	88,163		2,765,086

Matthew A. Jones, Senior Vice President and President and Chief Operating Officer of E&P Division	2011	298,024	—	3,334,500	(5)	1,986,000	(6)	1,250,000	1,344,910	(14)	8,213,434

Freddie M. Kotek, Senior Vice President of Investment Partnership Division	2011	298,462	—	1,170,900	(5)	695,100	(6)	1,000,000	37,774	(15)	3,202,236

(1)	The amounts in this column for Messrs. E. Cohen, J. Cohen, Jones and Kotek reflect amounts earned for a partial year of service with AEI and a partial year of service with us. The amount in this column for Mr. Kalamaras reflects a partial year of service.
(2)	The amounts reflect the grant date fair value of the phantom units under our Plans and the APL Plans. The grant date fair value was determined in accordance with FASB ASC Topic 718, and is based on the market value on the grant date of our units and APL’s units.
(3)	The amounts in this column reflect the grant date fair value of options awarded under our Plans and the APL Plans calculated in accordance with FASB ASC Topic 718. We used the Black-Scholes option pricing model to estimate the weighted average fair value of the options. The following weighted average assumptions were used for the periods indicated:

	2011	2010	2009
Expected divided yield	1.50%	0.00%	6.20%
Expected stock price volatility	48.00%	48.00%	32.00%
Risk-free interest rate	2.83%	2.61%	2.25%
Expected term (in years)	6.875	6.250	6.458
Weighted average Black-Scholes value	$9.93	$14.41	$1.88

(4)	On February 18, 2011, Mr. E. Cohen was appointed to serve in the capacity as Chief Executive Officer and President of Atlas Energy GP, LLC, a position previously held by Mr. Dubay.
(5)	In connection with our establishment as a stand-alone entity following the Chevron Merger, the board approved awards of phantom units representing approximately four years worth of long-term incentive grants as follows: Mr. E. Cohen- 300,000 phantom units; Mr. Dubay - 80,000 phantom units; Mr. McGrath - 30,000 phantom units; Mr. Kalamaras - 50,000 phantom units; Mr. J. Cohen - 250,000 phantom units; Mr. Jones - 150,000 phantom units; and Mr. Kotek - 50,000 phantom units. These grants will vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.
(6)	In connection with our establishment as a stand-alone entity following the Chevron Merger, the board approved awards of options representing approximately four years worth of long-term incentive grants as follows: Mr. E. Cohen- 700,000 options; Mr. Dubay - 100,000 options; Mr. McGrath - 35,000 options; Mr. Kalamaras - 70,000 options; Mr. J. Cohen - 500,000 options; Mr. Jones - 200,000 options; and Mr. Kotek - 70,000 options. These grants will vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.

(7)	Comprised of payments on DERs of $171,000 with respect to the phantom units awarded under our Plans, $45,906 for an automobile made available for the use of Mr. E. Cohen (based on the purchase cost of the car and the cost of tax, title and insurance premiums), $2,500,000 transaction cash payment awarded February 2011, and matching contribution of $350,000 under the Excess 401(k) Plan.
(8)	Includes payments on DERs of $45,600 with respect to the phantom units awarded under our Plans and $27,842 with respect to the phantom units awarded under the APL Plans. Also includes $4,182,865 for the cash-out of the AEI equity he held and $879,712 in severance paid by Chevron in connection with the termination of Mr. Dubay’s employment agreement as a result of the Chevron Merger.
(9)	On February 18, 2011, Mr. McGrath was appointed to serve in the capacity of Chief Financial Officer of Atlas Energy GP, LLC, a position previously held by Mr. Kalamaras.
(10)	Comprised of payments on DERs of $17,100 with respect to the phantom units awarded under our Plans and $538 with respect to the phantom units awarded under the APL Plans.
(11)	Includes payments on DERs of $16,500 with respect to the phantom units awarded under our Plans and $68,820 with respect to the phantom units awarded under the APL Plans.
(12)	Reflects a change from what was reported in our Form 10-K for fiscal year 2010 to now reflect the bonus units that had been converted to phantom units during 2010.
(13)	Includes payments on DERs of $142,500 with respect to the phantom units awarded under our Plans, transaction cash payment of $2,500,000 awarded in February 2011, and matching contribution of $250,000 under the Excess 401(k) Plan.
(14)	Includes payments on DERs of $85,500 with respect to the phantom units awarded under our Plans and a $1,250,000 transaction cash payment awarded in February 2011.
(15)	Includes payments on DERs of $28,500 with respect to the phantom units awarded under our Plans.

2011 Grants of Plan-Based Awards

Name	Estimated Possible Payments Under Non-Equity Incentive Plan Awards(1)			Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(2)		All Other Option Awards: Number of Securities Underlying Options(3)		Exercise of Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Unit and Option Awards ($)(5)
	Threshold ($)	Target ($)	Maximum ($)
Edward E. Cohen	N/A	N/A	7,673,000	3/25/11	300,000		—		—	6,669,000
				3/25/11	—		700,000		22.23	6,951,000

Eugene N. Dubay	N/A	N/A	3,249,000	3/25/11	80,000		—		—	1,778,400
				3/25/11	—		100,000		22.23	993,000

Sean P. McGrath	N/A	N/A	N/A	3/25/11	30,000		—		—	666,900
				3/25/11	—		35,000		22.23	347,550

Eric Kalamaras	N/A	N/A	N/A	3/25/11	50,000	(6)	—		—	1,111,500
				3/25/11	—		70,000	(6)	22.23	695,100

Jonathan Z. Cohen	N/A	N/A	5,461,000	3/25/11	250,000		—		—	5,557,500
				3/25/11	—		500,000		22.23	4,965,000

Matthew A. Jones	N/A	N/A	4,332,000	3/25/11	150,000		—		—	3,334,500
				3/25/11	—		200,000		22.23	1,986,000

Freddie M. Kotek	N/A	N/A	2,166,000	3/25/11	30,000		—		—	666,900
				3/25/11	—		70,000		22.23	695,100
				4/27/11	20,000		—		—	504,000

(1)	Represents performance-based bonuses under our Senior Executive Plan. As discussed under “Compensation Discussion and Analysis—Elements of our Compensation Program—Annual Incentives—Performance-Based Bonuses,” the Compensation Committee set performance goals based on our distributable cash flow and established maximum awards, but not minimum or target amounts, for each eligible NEO. Our Senior Executive Plan sets an individual limit of $15,000,000 per annum regardless of the maximum amounts that might otherwise be payable.
(2)	Represents phantom units granted under the 2010 Plan.
(3)	Represents options granted under the 2010 Plan.
(4)	The exercise price is equal to the closing price of our common units on the date of grant.
(5)	The grant date fair value was calculated in accordance with FASB ASC Topic 718.
(6)	Units and options were forfeited upon Kalamaras’ resignation effective October 31, 2011.

Employment Agreements and Potential Payments Upon Termination or Change of Control

Edward E. Cohen

2004 Employment Agreement

In May 2004, AEI entered into an employment agreement with Edward E. Cohen, who currently serves as our Chief Executive Officer and President. The agreement was amended as of December 31, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. As discussed above under “Compensation Discussion and Analysis,” AEI allocated a portion of Mr. Cohen’s compensation cost to APL based on an estimate of the time spent by Mr. Cohen on our and APL’s activities. AEI added 50% to the compensation amount allocated to APL to cover the costs of health insurance and similar benefits. Mr. Cohen’s employment agreement terminated in February 2011 in connection with the Chevron Merger, and we entered into a new employment agreement with Mr. Cohen on May 13, 2011.

Mr. Cohen’s employment agreement required him to devote such time to AEI as was reasonably necessary to the fulfillment of his duties, although it permitted him to invest and participate in outside business endeavors. The agreement provided for initial base compensation of $350,000 per year, which could be increased by the AEI compensation committee based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen was eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment.

The agreement had a term of three years and, until notice to the contrary, the term was automatically extended so that on any day on which the agreement was in effect it had a then-current three-year term. Mr. Cohen’s former employment agreement was entered into in 2004, around the time that AEI was preparing to launch its initial public offering in connection with its spin-off from Resource America, Inc. At that time, it was important to establish a long-term commitment to and from Mr. Cohen as the Chief Executive Officer and then-current President of AEI. The rolling three-year term was determined to be an appropriate amount of time to reflect that commitment and was deemed a term that was commensurate with Mr. Cohen’s position. The multiples of the compensation components upon termination or a change of control, discussed below, were generally aligned with competitive market practice for similar executives at the time that the agreement was negotiated.

The agreement provided the following regarding termination and termination benefits:

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Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) a lump sum payment in an amount equal to three times his final base salary and (b) automatic vesting of all stock and option awards.

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AEI may terminate Mr. Cohen’s employment if he is disabled for 180 consecutive days during any 12-month period. If his employment is terminated due to disability, Mr. Cohen will receive (a) a lump sum payment in an amount equal to three times his final base salary, (b) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by AEI’s employees, during the three years following his termination, (c) a lump sum amount equal to the cost AEI would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by our employees, (d) automatic vesting of all stock and option awards and (e) any amounts payable under AEI’s long-term disability plan.

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AEI may terminate Mr. Cohen’s employment without cause, including upon or after a change of control, upon 30 days’ prior written notice. He may terminate his employment for good reason. Good reason is defined as a reduction in his base pay, a demotion, a material reduction in his duties, relocation, his failure to be elected to AEI’s Board of Directors or AEI’s material breach of the agreement. Mr. Cohen must provide AEI with 30 days’ notice of a termination by him for good reason within 60 days of the event constituting good reason. AEI then would have 30 days in which to cure and, if it does not do so, Mr. Cohen’s employment will terminate 30 days after the end of the cure period. If employment is terminated by AEI without cause, by Mr. Cohen for good reason or by either party in connection with a change of control, he will be entitled to either (a) if Mr. Cohen does not sign a release, severance benefits under AEI’s then-current severance policy, if any, or (b) if Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three times his average compensation (defined as the average of the three highest years of total compensation), (ii) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by AEI’s employees, during the three years following his termination, (iii) a lump sum amount equal to the cost AEI would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by AEI’s employees, and (iv) automatic vesting of all stock and option awards.

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Mr. Cohen may terminate the agreement without cause with 60 days notice to AEI, and if he signs a release, he will receive (a) a lump sum payment equal to one-half of one year’s base salary then in effect and (b) automatic vesting of all stock and option awards.

“Change of control” was defined as:

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the acquisition of beneficial ownership, as defined in the Securities Exchange Act of 1933, of 25% or more of AEI’s voting securities or all or substantially all of AEI’s assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

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AEI consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) AEI’s directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were AEI’s directors immediately before the transaction and AEI’s chief executive officer immediately before the transaction continues as the chief executive officer of the surviving entity; or (b) AEI’s voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of AEI, the surviving entity or, in the case of a division, each entity resulting from the division;

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during any period of 24 consecutive months, individuals who were AEI Board members at the beginning of the period cease for any reason to constitute a majority of the AEI Board, unless the election or nomination for election by AEI’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•

AEI’s stockholders approve a plan of complete liquidation or winding up of AEI, or agreement of sale of all or substantially all of AEI’s assets or all or substantially all of the assets of AEI’s primary subsidiaries to an unaffiliated entity.

Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. In the event that any amounts payable to Mr. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Code, AEI must pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, equals the termination amounts payable, unless Mr. Cohen’s employment terminates because of his death or disability.

When Mr. Cohen’s employment agreement terminated in February 2011, in connection with the Chevron Merger, he received the following, all of which was paid by Chevron: $60,354,580 for the cash-out of the AEI equity he held, $17,872,308 in severance, $71,842 in benefits payments; and $6,052,204 for excise tax gross-up.

2011 Employment Agreement

On May 13, 2011, we entered into a new employment agreement with Mr. Cohen to secure his service as President and Chief Executive Officer. The agreement has an effective date of May 16, 2011 and has a term of three years, which automatically renews daily, unless terminated before the expiration of the term pursuant to the termination provisions of the agreement.

The agreement provides for an initial annual base salary of $700,000, which may be increased at the discretion of the board of directors of our general partner. Mr. Cohen is entitled to participate in any short-term and long-term incentive programs and health and welfare plans and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior level executives generally. Mr. Cohen participates in the Excess 401(k) Plan, under which he may elect to defer up to 10% of his total annual cash compensation, which we must match on a dollar-for-dollar basis up to 50% of his annual base salary. See “2011 Non-Qualified Deferred Compensation.” During the term of the agreement, we must maintain a term life insurance policy on Mr. Cohen’s life which provides a death benefit of $3 million, which can be assumed by Mr. Cohen upon a termination of employment.

The agreement provides the following benefits in the event of a termination of employment:

•

Upon termination of employment due to death, all equity awards held by Mr. Cohen accelerate and vest in full upon the later of the termination of employment or six months after the date of grant of the awards (“Acceleration of Equity Vesting”), and Mr. Cohen’s estate is entitled to receive, in addition to payment of all accrued and unpaid amounts of base salary, vacation, business expenses and other benefits (“Accrued Obligations”), a pro-rata bonus for the year of termination, based on the actual bonus that would have been earned had the termination of employment not occurred, determined and paid consistent with past practice (the “Pro-Rata Bonus”).

•

We may terminate Mr. Cohen’s employment if he has been unable to perform the material duties of his employment for 180 days in any 12-month period because of physical or mental injury or illness, but we are required to pay his base salary until we act to terminate his employment. Upon termination of employment due to disability, Mr. Cohen will receive the Accrued Obligations, all amounts payable under our long-term disability plans, three years’ continuation of group term life and health insurance benefits (or, alternatively, we may elect to pay executive cash in lieu of such coverage in an amount equal to three years’ healthcare coverage at COBRA rates and the premiums we would have paid during the three-year period for such life insurance) (such coverage, the “Continued Benefits”), Acceleration of Equity Vesting, and the Pro-Rata Bonus.

•

Upon termination of employment by us without cause or by Mr. Cohen for good reason, Mr. Cohen will be entitled to either (i) if he does not execute and not revoke a release of claims against us, payment of the Accrued Obligations, or (ii), in addition to payment of the Accrued Obligations, if he executes and does not revoke a release of claims against us, (A) a lump-sum cash payment in an amount equal to three years of his average compensation (which is generally defined as the sum of (1) his base salary in effect immediately before the termination of employment plus (2) the average of the cash bonuses earned for the three calendar years preceding the year in which the date of termination of employment occurs (or $1,000,000 if the period of employment ended before the 2011 annual bonuses had been paid), (B) Continued Benefits, (C) the Pro-Rata Bonus, and (D) Acceleration of Equity Vesting.

•	Upon a termination by us for cause or by Mr. Cohen without good reason, he is entitled to receive payment of the Accrued Obligations.

“Good reason” is defined under the agreement as:

•	a material reduction in Mr. Cohen’s base salary;

•	a demotion from his position;

•

a material reduction in Mr. Cohen’s duties, it being deemed such a material reduction if we cease to be a public company unless we become a subsidiary of a public company and Mr. Cohen becomes the chief executive officer of the public parent immediately following the applicable transaction;

•	Mr. Cohen is required to relocate to a location more than 35 miles from his previous location;

•	Mr. Cohen ceases to be elected to our board; or

•	any material breach of the agreement.

“Cause” is defined as:

•	Mr. Cohen is convicted of a felony, or any crime involving fraud or embezzlement;

•

Mr. Cohen intentionally and continually fails to perform his reasonably assigned duties (other than as a result of disability), which failure is materially and demonstrably detrimental to our company and has continued for 30 days after written notice signed by a majority of the independent directors of our general partner; or

•	Mr. Cohen is determined, through arbitration, to have materially breached the restrictive covenants in the agreement.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Cohen will be reduced such that the total payments to the executive which are subject to Internal Revenue Code Section 280G are no greater than the Section 280G “safe harbor amount” if he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2011.

Reason for Termination	Lump Sum Severance Payment		Benefits(1)	Accelerated vesting of stock awards and option awards(2)
Death	$6,500,000	(3)	$—	$8,739,000
Disability	3,500,000		51,480	8,739,000
Termination by us without cause or by Mr. Cohen for good reason	5,100,000	(4)	51,480	8,739,000

(1)	Dental and medical benefits were calculated using 2011 COBRA rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2011. The payments relating to awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2011.
(3)	Includes the $3 million death benefit from the life insurance policy and payment of the 2011 bonus.
(4)	Calculated based on Mr. Cohen’s current base salary plus the applicable bonus.

Jonathan Z. Cohen

2009 Employment Agreement

In January 2009, AEI entered into an employment agreement with Jonathan Z. Cohen, who currently serves as our Chairman. As discussed above under “Compensation Discussion and Analysis,” AEI allocated a portion of Mr. Cohen’s compensation cost based on an estimate of the time spent by Mr. Cohen on our and APL’s activities. Mr. Cohen’s employment agreement terminated in February 2011 in connection with the Chevron Merger, and we entered into a new employment agreement with Mr. Cohen on May 13, 2011.

Mr. Cohen’s employment agreement required him to devote such time to AEI as was reasonably necessary to the fulfillment of his duties, although it permitted him to invest and participate in outside business endeavors. The agreement provided for initial base compensation of $600,000 per year, which could be increased by the AEI board based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen was eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment. The agreement had a term of three years and, until notice to the contrary, the term was automatically extended so that on any day on which the agreement was in effect it had a then-current three-year term. The rolling three-year term and the multiples of the compensation components upon termination or a change of control, discussed below, were generally aligned with competitive market practice for similar executives at the time that the employment agreement was negotiated.

The agreement provided the following regarding termination and termination benefits:

•	Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) accrued but unpaid bonus and vacation pay and (b) automatic vesting of all equity-based awards.

•	AEI may terminate Mr. Cohen’s employment without cause upon 90 days’ prior notice or if he is physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and AEI’s board determines, in good faith based upon medical evidence, that he is unable to perform his duties. Upon termination by AEI other than for cause, including disability, or by Mr. Cohen for good reason (defined as any action or inaction that constitutes a material breach by AEI of the employment agreement or a change of control), Mr. Cohen will receive either (a) if Mr. Cohen does not sign a release, severance benefits under our then-current severance policy, if any, or (b) if Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three years of his average compensation (which is defined as his base salary in effect immediately before termination plus the average of the cash bonuses earned for the three calendar years preceding the year in which the termination occurred), less, in the case of termination by reason of disability, any amounts paid under disability insurance provided by us, (ii) monthly reimbursement of any COBRA premium paid by Mr. Cohen, less the amount Mr. Cohen would be required to contribute for health and dental coverage if he were an active employee and (iv) automatic vesting of all equity-based awards.

•

AEI may terminate Mr. Cohen’s employment for cause (defined as a felony conviction or conviction of a crime involving fraud, deceit or misrepresentation, failure by Mr. Cohen to materially perform his duties after notice other than as a result of physical or mental illness, or violation of confidentiality obligations or representations contained in the employment agreement). Upon termination by AEI for cause or by Mr. Cohen for other than good reason, Mr. Cohen’s vested equity-based awards will not be subject to forfeiture.

“Change of control” was defined as:

•

the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 25% or more of AEI’s voting securities or all or substantially all of AEI’s assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

•

AEI consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) AEI’s directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were our directors immediately before the transaction and AEI’s Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) AEI’s voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of AEI, the surviving entity or, in the case of a division, each entity resulting from the division;

•

during any period of 24 consecutive months, individuals who were AEI board members at the beginning of the period cease for any reason to constitute a majority of AEI’s board, unless the election or nomination for election by AEI’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•

AEI’s stockholders approve a plan of complete liquidation or winding up, or agreement of sale of all or substantially all of AEI’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity.

Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. When Mr. Cohen’s employment agreement terminated in February 2011, in connection with the Chevron Merger, he received the following, all of which was paid by Chevron: $36,837,883 for the cash-out of the AEI equity he held and $8,600,000 in severance.

2011 Employment Agreement

On May 13, 2011, we entered into a new employment agreement with Mr. Cohen to secure his service as Chairman of the Board. The agreement has an effective date of May 16, 2011 and has a term of three years, which automatically renews daily, unless terminated before the expiration of the term pursuant to the termination provisions of the agreement.

The agreement provides for an initial annual base salary of $500,000, which may be increased at the discretion of the board of directors of our general partner. Mr. Cohen is entitled to participate in any short-term and long-term incentive programs and health and welfare plans of the company and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior level executives generally. Mr. Cohen participates in the Excess 401(k) Plan, under which he may elect to defer up to 10% of his total annual cash compensation, which we must match on a dollar-for-dollar basis up to 50% of his annual base salary. See “2011 Non-Qualified Deferred Compensation.” During the term of the agreement, we must maintain a term life insurance policy on Mr. Cohen’s life which provides a death benefit of $2 million, which can be assumed by Mr. Cohen upon a termination of employment.

The agreement provides the following benefits in the event of a termination of employment:

•

Upon termination of employment due to death, all equity awards held by Mr. Cohen accelerate and vest in full upon the later of the termination of employment or six months after the date of grant of the awards (“Acceleration of Equity Vesting”), and Mr. Cohen’s estate is entitled to receive, in addition to payment of all accrued and unpaid amounts of base salary, vacation, business expenses and other benefits (“Accrued Obligations”), a pro-rata bonus for the year of termination, based on the actual bonus that would have been earned had the termination of employment not occurred, determined and paid consistent with past practice (the “Pro-Rata Bonus”).

•

We may terminate Mr. Cohen’s employment if he has been unable to perform the material duties of his employment for 180 days in any 12-month period because of physical or mental injury or illness, but we are required to pay his base salary until we act to terminate his employment. Upon termination of employment due to disability, Mr. Cohen will receive the Accrued Obligations, all amounts payable under our long-term disability plans, three years’ continuation of group term life and health insurance benefits (or, alternatively, we may elect to pay executive cash in lieu of such coverage in an amount equal to three years’ healthcare coverage at COBRA rates and the premiums we would have paid during the three-year period for such life insurance) (such coverage, the “Continued Benefits”), Acceleration of Equity Vesting, and the Pro-Rata Bonus.

•

Upon termination of employment by us without cause or by Mr. Cohen for good reason, Mr. Cohen will be entitled to either (i) if he does not execute and not revoke a release of claims against us, payment of the Accrued Obligations, or (ii), in addition to payment of the Accrued Obligations, if he executes and does not revoke a release of claims against us, (A) a lump-sum cash payment in an amount equal to three years of his average compensation (which is generally defined as the sum of (1) his base salary in effect immediately before the termination of employment plus (2) the average of the cash bonuses earned for the three calendar years preceding the year in which the date of termination of employment occurs (or $250,000 if the period of employment ended before the 2011 annual bonuses had been paid), (B) Continued Benefits, (C) the Pro-Rata Bonus, and (D) Acceleration of Equity Vesting.

•	Upon a termination by us for cause or by Mr. Cohen without good reason, he is entitled to receive payment of the Accrued Obligations.

“Good reason” is defined under the agreement as:

•	a material reduction in Mr. Cohen’s base salary;

•	a demotion from his position;

•

a material reduction in Mr. Cohen’s duties, it being deemed such a material reduction if we cease to be a public company unless we become a subsidiary of a public company and Mr. Cohen becomes an executive officer of the public parent with responsibilities substantially equivalent to his previous position immediately following the applicable transaction;

•	Mr. Cohen is required to relocate to a location more than 35 miles from his previous location;

•	Mr. Cohen ceases to be elected to our board; or

•	any material breach of the agreement.

“Cause” is defined as:

•	Mr. Cohen is convicted of a felony, or any crime involving fraud or embezzlement;

•

Mr. Cohen intentionally and continually fails to perform his reasonably assigned duties (other than as a result of disability), which failure is materially and demonstrably detrimental to our company and has continued for 30 days after written notice signed by a majority of the independent directors of our general partner; or

•	Mr. Cohen is determined, through arbitration, to have materially breached the restrictive covenants in the agreement.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Cohen will be reduced such that the total payments to the executive which are subject to Internal Revenue Code Section 280G are no greater than the Section 280G “safe harbor amount” if he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2011.

Reason for Termination	Lump Sum Severance Payment		Benefits(1)	Accelerated vesting of stock awards and option awards(2)
Death	$5,000,000	(3)	$—	$7,110,000
Disability	3,000,000		74,210	7,110,000
Termination by us without cause or by Mr. Cohen for good reason	3,750,000	(4)	74,210	7,110,000

(1)	Dental and medical benefits were calculated using 2011 COBRA rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2011. The payments relating to awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2011.
(3)	Includes the $2 million death benefit from the life insurance policy and payment of the 2011 bonus.
(4)	Calculated based on Mr. Cohen’s current base salary plus the applicable bonus.

Matthew Jones

2009 Employment Agreement

In July 2009, AEI entered into an employment agreement with Matthew A. Jones, who served as its Chief Financial Officer. The agreement provided for initial base compensation of $300,000 per year, which provided that it may be increased at the discretion of our Board of Directors. Mr. Jones was eligible to receive grants of equity based compensation from us, APL, and other affiliates, which we refer to as the Atlas Entities, and to participate in all employee benefit plans in effect during his period of employment. The agreement provided that any unvested equity compensation will be subject to forfeiture in accordance with the long-term incentive plan of the applicable entity except that, if AEI terminates Mr. Jones’s employment without cause, including his disability, or if Mr. Jones terminates his employment for good reason or in the event of his death, all of his unvested awards will be fully vested.

The agreement had a term of two years. It provided that AEI may terminate the agreement:

•	at any time for cause;

•	without cause upon 90 days’ prior written notice;

•

if Mr. Jones was physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and AEI’s Board of Directors determines, in good faith based upon medical evidence, that he was unable to perform his duties; or

•	in the event of Mr. Jones’s death.

Mr. Jones had the right to terminate the agreement for good reason, defined as material breach by us of the agreement or a change of control. Mr. Jones must provide notice of a termination by him for good reason within 30 days of the event constituting good reason. AEI then would have 30 days in which to cure and, if it did not do so, Mr. Jones’s employment will terminate 30 days after the end of the cure period. Mr. Jones may also terminate the agreement without good reason upon 30 days’ notice. Termination amounts will not be paid until six months after the termination date, if such delay is required by Section 409A of the Internal Revenue Code.

“Cause” was defined as

•	Mr. Jones’ having committed a demonstrable and material act of fraud;

•	illegal or gross misconduct that is willful and results in damage to the business or reputation of the Atlas Entities;

•	being charged with a felony;

•	continued failure by Mr. Jones to perform his duties after notice other than as a result of physical or mental illness; or

•	Mr. Jones’s failure to follow reasonable written directions consistent with his duties.

“Good reason” was defined as any action or inaction that constitutes a material breach by AEI of the agreement or a change of control.

“Change of control” was defined as:

•

the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 50% or more of AEI’s voting securities or all or substantially all of AEI’s assets by a single person or entity or group of affiliated persons or entities, other than by a related entity, defined as any of the Atlas Entities or any affiliate of AEI or of Mr. Jones or any member of his immediate family;

•

the consummation of a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity, other than a related entity, in which either (a) AEI’s directors immediately before the transaction constitute less than a majority of the board of directors of the surviving entity, unless 1/2 of the surviving entity’s board were AEI’s directors immediately before the transaction and AEI’s Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) AEI’s voting securities immediately before the transaction represent less than 60% of the combined voting power immediately after the transaction of AEI, the surviving entity or, in the case of a division, each entity resulting from the division;

•

during any period of 24 consecutive calendar months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for the election by AEI’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•

AEI’s stockholders approve a plan of complete liquidation or winding-up, or agreement of sale of all or substantially all of AEI’s assets or all or substantially all of the assets of AEI’s primary subsidiaries other than to a related entity.

The agreement provided the following regarding termination and termination benefits:

•

upon termination of employment due to death, Mr. Jones’s designated beneficiaries would receive a lump sum cash payment within 60 days of the date of death of (a) any unpaid portion of his annual salary earned and not yet paid; (b) an amount representing the incentive compensation earned for the period up to the date of termination computed by assuming that the amount of all such incentive compensation would be equal to the amount that Mr. Jones earned during the prior fiscal year, pro-rated through the date of termination; (c) any accrued but unpaid incentive compensation and vacation pay; and (d) all equity compensation awards would immediately vest.

•

upon termination by us for cause or by Mr. Jones for other than good reason, Mr. Jones would receive only base salary and vacation pay to the extent earned and not paid. Mr. Jones’s equity awards that have vested as of the date of termination would not be subject to forfeiture.

•

upon termination by us other than for cause, including disability, or by Mr. Jones for good reason, he would be entitled to either (a) if Mr. Jones did not sign a release, severance benefits under our then current severance policy, if any, or (b) if Mr. Jones signed a release, (i) a lump sum payment in an amount equal to two years of his average compensation (which was defined as his base salary in effect immediately before termination plus the average of the cash bonuses earned for the three calendar years preceding the year in which the date of terminated occurred), less, in the case of termination by reason of disability, any amounts paid under disability insurance provided by AEI; (ii) monthly reimbursement of any COBRA premium paid Mr. Jones, less the amount Mr. Jones would be required to contribute for health and dental coverage if he were an active employee, for the 24 months following the date of termination, and (iii) automatic vesting of Mr. Jones’s equity awards.

When Mr. Jones’s employment agreement terminated in February 2011, in connection with the Chevron Merger, he received the following, all of which was paid by Chevron: $14,471,906 for the cash-out of the AEI equity he held and $3,400,000 in severance.

2011 Employment Agreement

In November 2011, we entered into an employment agreement with Matthew A. Jones. Under the agreement, Mr. Jones has the title of Senior Vice President and President and Chief Operating Officer of the Exploration and Production Division of the Company. The agreement has an effective date of November 4, 2011 and has an initial term of two years, which automatically ends at the end of such initial two-year term unless we elect to renew the agreement for a subsequent two-year term pursuant to the agreement.

The agreement provides for an initial annual base salary of $280,000. Mr. Jones is entitled to participate in any of our short-term and long-term incentive programs and health and welfare plans and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior executives generally.

The agreement provides the following benefits in the event of a termination of employment:

•

Upon a termination by us for cause or by Mr. Jones without good reason, he is entitled to receive payment of accrued but unpaid base salary and (to the extent required to be paid under Company policy) amounts of accrued but unpaid vacation, in each through the date of termination (together, the “Accrued Obligations”).

•

Upon a termination of employment due to death or disability (defined as Mr. Jones being physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and the determination by our general partner’s board of directors, in good faith based upon medical evidence, that he is unable to perform his duties), all equity awards held by Mr. Jones accelerate and vest in full upon such termination (“Acceleration of Equity Vesting”), and Mr. Jones or his estate is entitled to receive, in addition to payment of all Accrued Obligations, a pro-rata amount in respect of the bonus granted to the executive for the fiscal year in which the termination occurs in an amount equal to the bonus earned by Mr. Jones for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the termination occurs through the date of termination, and the denominator of which is the total number of days in such fiscal year (the “Pro-Rata Bonus”). In addition, in the event of Mr. Jones’s death, his family is entitled to Company-paid health insurance for the one-year period after his death.

•

Upon a termination of employment by the Company without cause (which, for purposes of the “Acceleration of Equity Vesting” includes a non-renewal of the agreement) or by the executive for good reason, Mr. Jones will be entitled to either:

•	if Mr. Jones does not timely execute (or revokes) a release of claims against us, payment of the Accrued Obligations and payment of the Pro-Rata Bonus; or

•	in addition to payment of the Accrued Obligations and payment of the Pro-Rata Bonus, if Mr. Jones timely executes and does not revoke a release of claims against us:

•

a lump-sum cash severance payment in an amount equal to two years of his average compensation (which is the sum of his then-current base salary and the average of the cash bonuses earned for the three calendar years preceding the year in which the termination occurs);

•	healthcare continuation at active employee rates for two years; and

•	Acceleration of Equity Vesting.

“Good reason” is defined under the agreement as:

•	a material reduction in Mr. Jones’ base salary;

•	a demotion from his position;

•

a material reduction in Mr. Jones’ duties, it being deemed such a material reduction if we cease to be a public company unless we become a subsidiary of a public company and our CEO or the Chairman of our general partner’s board is not our CEO or the CEO of the acquiring entity;

•	Mr. Jones is required to relocate to a location more than 35 miles from his previous location; or

•	any material breach of the agreement.

“Cause” is defined as:

•	Mr. Jones has committed any demonstrable and material fraud;

•	illegal or gross misconduct by Mr. Jones that is willful and results in damage to our business or reputation;

•	Mr. Jones is convicted of a felony, or any crime involving fraud or embezzlement;

•	Mr. Jones fails to substantially perform his duties (other than as a result of disability) after written demand and a reasonable opportunity to cure; or

•	Mr. Jones fails to follow reasonable written instructions which are consistent with his duties.

In connection with a change of control of the Company, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Jones will be reduced such that the total payments to the executive which are subject to Section 280G are no greater than the Section 280G “safe harbor amount” if Mr. Jones would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Jones if a termination event had occurred as of December 31, 2011.

Reason for Termination	Lump Sum Severance Payment		Benefits(1)	Accelerated vesting of stock awards and option awards(2)
Death	$1,250,000		$17,255	$4,059,000
Disability	1,250,000		—	4,059,000
Termination by us without cause or by Mr. Jones for good reason	560,000	(3)	34,510	4,059,000

(1)	Dental and medical benefits were calculated using 2011 active employee rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2011. The payments relating to awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2011.
(3)	Calculated based on Mr. Jones’s 2011 base salary.

Eugene N. Dubay

2009 Employment Agreement

In January 2009, AEI entered into an employment agreement with Eugene N. Dubay, who currently serves as Senior Vice President of Midstream and President and Chief Executive Officer of Atlas Pipeline Partners GP. Mr. Dubay’s employment agreement terminated in February 2011 in connection with the Chevron Merger, and we entered into a new employment agreement with Mr. Dubay on November 4, 2011. AEI historically allocated all of Mr. Dubay’s compensation cost to Atlas Pipeline Partners.

The agreement provided for an initial base salary of $400,000 per year and a bonus of not less than $300,000 for the period ending December 31, 2009. After that, bonuses would be awarded solely at the discretion of AEI’s compensation committee. In addition to reimbursement of reasonable and necessary expenses incurred in carrying out his duties, Mr. Dubay was entitled to reimbursement of up to $40,000 for relocation costs and AEI agreed to purchase his residence in Michigan for $1,000,000. The agreement provided that if Mr. Dubay’s employment was terminated before June 30, 2011 by him without good reason or by AEI for cause, Mr. Dubay must repay an amount equal to the difference between the amount AEI paid for his residence and its fair market value on the date acquired by AEI. Upon execution of the agreement, Mr. Dubay was granted the following equity compensation:

•	Options to purchase 100,000 shares of AEI’s common stock, which vest 25% per year on each anniversary of the effective date of the agreement;

•	Options to purchase 100,000 of APL’s common units, which vest 25% per year on each anniversary of the effective date of the agreement; and

•	Options to purchase 100,000 of our common units, which vest 25% on the third anniversary, and 75% on the fourth anniversary, of the effective date of the agreement.

The agreement had a term of two years and, until notice to the contrary, his term was automatically renewed for one year renewal terms. AEI may terminate the agreement:

•	at any time for cause;

•	without cause upon 45 days’ prior written notice;

•

if he is physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and our and Atlas Pipeline Holding’s board of directors determine, in good faith based upon medical evidence, that he is unable to perform his duties; or

•	in the event of Mr. Dubay’s death.

Mr. Dubay had the right to terminate the agreement for good reason, including a change of control. Mr. Dubay must provide notice of a termination by him for good reason within 30 days of the event constituting good reason. Termination by Mr. Dubay for good reason was only effective if such failure has not been cured within 90 days after notice is given to AEI. Mr. Dubay could also terminate the agreement without good reason upon 60 days’ notice. Termination amounts will not be paid until six months after the termination date, if such delay is required by Section 409A of the Internal Revenue Code.

“Cause” was defined as:

•	the commitment of a material act of fraud;

•	illegal or gross misconduct that is willful and results in damage to our business or reputation;

•	being charged with a felony;

•	continued failure by Mr. Dubay to perform his duties after notice other than as a result of physical or mental illness; or

•	Mr. Dubay’s failure to follow AEI’s reasonable written directions consistent with his duties.

“Good reason” is defined as any action or inaction that constitutes a material breach by AEI of the agreement or a change of control.

“Change of control” was defined as:

•

the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 50% or more of AEI’s voting securities or all or substantially all of AEI’s assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with AEI or Mr. Dubay or any member of his immediate family;

•

AEI consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction of AEI other than with a related entity, in which either (a) AEI’s directors immediately before the transaction constitute less than a majority of the board of directors of the surviving entity, unless

1/2 of the surviving entity’s board were AEI directors immediately before the transaction and AEI’s Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) AEI’s voting securities immediately before the transaction represent less than 60% of the combined voting power immediately after the transaction of AEI, the surviving entity or, in the case of a division, each entity resulting from the division;

•

during any period of 24 consecutive calendar months, individuals who were AEI board members at the beginning of the period cease for any reason to constitute a majority of AEI’s board, unless the election or nomination for the election by AEI’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•

AEI’s shareholders approve a plan of complete liquidation or winding-up, or agreement of sale of all or substantially all of AEI’s assets or all or substantially all of the assets of its primary subsidiaries other than to a related entity.

The agreement provided the following regarding termination and termination benefits:

•

Upon termination of employment due to death, Mr. Dubay’s designated beneficiaries will receive a lump sum cash payment within 60 days of the date of death of (a) any unpaid portion of his annual salary earned and not yet paid, (b) an amount representing the incentive compensation earned for the period up to the date of termination computed by assuming that all such incentive compensation would be equal to the amount of incentive compensation Mr. Dubay earned during the prior fiscal year, pro-rated through the date of termination; and (c) any accrued but unpaid incentive compensation and vacation pay.

•

Upon termination of employment by AEI other than for cause, including disability, or by Mr. Dubay for good reason, if Mr. Dubay executes and does not revoke a release, Mr. Dubay will receive (a) pro-rated cash incentive compensation for the year of termination, based on actual performance for the year; and (b) monthly severance pay for the remainder of the employment term in an amount equal to 1/12 of (x) his annual base salary and (y) the annual amount of cash incentive compensation paid to Mr. Dubay for the fiscal year prior to his year of termination; (c) monthly reimbursements of any COBRA premium paid by Mr. Dubay, less the monthly premium charge paid by employees for such coverage; and (d) automatic vesting of all equity awards.

•	Upon Mr. Dubay’s termination from employment by AEI for cause or by Mr. Dubay for any reason other than good reason, Mr. Dubay will receive his accrued but unpaid base salary.

Mr. Dubay is also subject to a non-solicitation covenant for two years after any termination of employment and, in the event his employment is terminated by AEI for cause, or terminated by him for any reason other than good reason, a non-competition covenant not to engage in any natural gas pipeline and/or processing business in the continental United States for 18 months.

Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. When Mr. Dubay’s employment agreement terminated in February 2011, in connection with the Chevron Merger, he received the following, all of which was paid by Chevron: $4,182,865 for the cash-out of the AEI equity he held and $879,712 in severance.

2011 Employment Agreement

On November 4, 2011, we entered into an employment agreement with Mr. Dubay. Under the agreement, Mr. Dubay has the title of Senior Vice-President of the Midstream Operations division of Atlas Energy GP, LLC. The agreement has an effective date of November 4, 2011 and has an initial term of two years, which automatically renews for successive one-year terms unless earlier terminated pursuant to the termination provisions of the agreement.

The agreement provides for an initial annual base salary of $500,000, and Mr. Dubay is entitled to participate in any short-term and long-term incentive programs and health and welfare plans and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior executives generally.

The agreement provides the following benefits in the event of a termination of Mr. Dubay’s employment:

•

Upon a termination by us for cause or by Mr. Dubay without good reason, he is entitled to receive payment of accrued but unpaid base salary and (to the extent required to be paid under company policy) amounts of accrued but unpaid vacation, in each case through the date of termination (together, the “Accrued Obligations”).

•

Upon a termination of employment due to death or disability (defined as Mr. Dubay being physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and the determination by our general partner’s board of directors, in good faith based upon medical evidence, that he is unable to perform his duties), all equity awards held by Mr. Dubay accelerate and vest in full upon such termination (“Acceleration of Equity Vesting”), and Mr. Dubay or his estate is entitled to receive, in addition to payment of all Accrued Obligations, a pro-rata amount in respect of the bonus granted to him for the fiscal year in which his termination occurs in an amount equal to the bonus earned by him for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which his termination occurs through the date of termination, and the denominator of which is the total number of days in such fiscal year (the “Pro-Rata Bonus”).

•

Upon a termination of employment by us without cause (which, for purposes of the “Acceleration of Equity Vesting” includes a non-renewal of the agreement) or by Mr. Dubay for good reason, he is entitled to either:

•	if he does not timely execute (or revokes) a release of claims against us, payment of the Accrued Obligations; or

•	in addition to payment of the Accrued Obligations, if he timely executes and does not revoke a release of claims against us:

•

monthly cash severance installments each in an amount equal to one-twelfth of the sum of his then-current annual base salary and the annual bonus earned by him in respect of the fiscal year preceding the fiscal year in which his termination of employment occurs, payable for the then-remaining portion of the employment term (taking into account any applicable renewal term) assuming his termination had not occurred,

•	healthcare continuation at active employee rates for the then-remaining portion of the employment term (taking into account any applicable renewal term) assuming his termination had not occurred,

•

a prorated amount in respect of the bonus granted to him in respect of the fiscal year in which his termination of employment occurs based on actual performance for such year, calculated as the product of (x) the amount which would have been earned in respect of the award based on actual performance measured at the end of such fiscal year and (y) a fraction, the numerator of which is the number of days in such fiscal year through the date of termination, and the denominator of which is the total number of days in such fiscal year, paid in a lump sum in cash on the date payment would otherwise be made had he remained employed by the Company, and

•	Acceleration of Equity Vesting.

“Good reason” is defined under the agreement as:

•	a material reduction in Mr. Dubay’s base salary;

•	a demotion from his position;

•

a material reduction in Mr. Dubay’s duties, it being deemed such a material reduction if we cease to be a public company unless we become a subsidiary of a public company and our CEO or the Chairman of our general partner’s board is not our CEO or the CEO of the acquiring entity;

•	Mr. Dubay is required to relocate to a location more than 35 miles from his previous location; or

•	any material breach of the agreement.

“Cause” is defined as:

•	Mr. Dubay has committed any demonstrable and material fraud;

•	illegal or gross misconduct by Mr. Dubay that is willful and results in damage to our business or reputation;

•	Mr. Dubay is charged with a felony;

•	Mr. Dubay fails to substantially perform his duties (other than as a result of disability) after written demand and a reasonable opportunity to cure; or

•	Mr. Dubay fails to follow reasonable written instructions which are consistent with his duties.

In connection with a change of control of the Company, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Dubay will be reduced such that the total payments to him which are subject to Section 280G are no greater than the Section 280G “safe harbor amount” if he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Dubay if a termination event had occurred as of December 31, 2011.

Reason for Termination	Lump Sum Severance Payment		Benefits(1)	Accelerated vesting of stock awards and option awards(2)
Death	$1,000,000		$—	$2,151,000
Disability	1,000,000		—	2,151,000
Termination by us without cause or by Mr. Dubay for good reason	916,667	(3)	17,255	2,151,000

(1)	Dental and medical benefits were calculated using 2011 active employee rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2011. The payments relating to awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2011.
(3)	Calculated based on Mr. Dubay’s 2011 base salary.

Eric T. Kalamaras

In September 2009, AEI entered into a letter agreement with Eric Kalamaras, who served as our Chief Financial Officer until February 2011 and served as the Chief Financial Officer of Atlas Pipeline Partners GP until his resignation in October 2011. AEI historically allocated all of Mr. Kalamaras’ compensation cost to APL.

The agreement provided for an annual base salary of $250,000, a one-time cash signing bonus of $80,000 and a one-time award of 50,000 equity-indexed bonus units which entitled Mr. Kalamaras, upon vesting, to receive a cash payment equal to the fair market value of our common units. Mr. Kalamaras exchanged the bonus units for phantom units, effective June 1, 2010, in connection with the approval of the 2010 APL Plan, which vest 25% per year.

Mr. Kalamaras was also eligible for discretionary annual bonus compensation in an amount not to exceed 100% of his annual base salary and participation in all employee benefit plans in effect during his employment. The agreement provided that Mr. Kalamaras would serve as an at-will employee.

The agreement provided the following regarding termination and termination benefits:

•	AEI may terminate Mr. Kalamaras’ employment for any reason upon 30 days prior written notice, or immediately for cause.

•	Mr. Kalamaras may terminate his employment for any reason upon 60 days prior written notice.

•	Upon termination of employment for any reason, Mr. Kalamaras will receive his accrued but unpaid annual base salary through his date of termination and any accrued and unpaid vacation pay.

“Cause” is defined as having

•	committed an act of malfeasance or wrongdoing affecting the company or its affiliates;

•	breached any confidentiality, non-solicitation or non-competition covenant or employment agreement; or

•	otherwise engaged in conduct that would warrant discharge from employment or service because of his negative effect on the company or its affiliates.

Mr. Kalamaras is also subject to a confidentiality and non-solicitation agreement for 12 months after any termination of employment. Termination amounts will not be paid until six months after the termination date, if such delay is required by Section 409A of the Internal Revenue Code.

Upon Mr. Kalamaras’s resignation in October 2011, he did not receive any payments other than accrued and unpaid vacation pay of $29,500. In addition, he forfeited all unvested equity awards.

Our Long-Term Incentive Plans

Our 2006 Plan

Our 2006 Plan provides equity incentive awards to officers, employees and board members and employees of our general partner and its affiliates, consultants and joint-venture partners who perform services for us. Our 2006 Plan is administered by the board or our general partner or the board of an affiliate appointed by our general partner’s board (the “Committee”). The Committee may grant awards of either phantom units or unit options for an aggregate of 2,100,000 common limited partner units. Pursuant to the employee matters agreement we entered into in connection with the AHD Transactions, we amended our 2006 Plan to provide that outstanding awards granted under the 2006 Plan did not vest in connection with the Chevron Merger and the AHD Transactions pursuant to the terms and conditions of the 2006 Plan.

Partnership Phantom Units. A phantom unit entitles a participant to receive a common unit upon vesting of the phantom unit. Beginning with the fiscal year 2010, non-employee directors receive an annual grant of phantom units having a fair market value of $25,000, which upon vesting entitles the grantee to receive the equivalent number of common units or the cash equivalent to the fair market value of the units. The phantom units vest over four years. In tandem with phantom unit grants, the Committee may grant a DER. The Committee determines the vesting period for phantom units. Phantom units granted under our Plan generally vest 25% on the third anniversary of the date of grant, with the remaining 75% vesting on the fourth anniversary of the date of grant, except non-employee director grants vest 25% per year.

Partnership Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the Committee on the date of grant of the option. The Committee determines the vesting and exercise period for unit options. Unit option awards expire 10 years from the date of grant. Unit options granted generally will vest 25% on the third anniversary of the date of grant, with the remaining 75% vesting on the fourth anniversary of the date of grant.

Our 2010 Plan

Our 2010 Plan provides equity incentive awards to officers, employees and board members and employees of our general partner and its affiliates, consultants and joint-venture partners who perform services for us. Our 2010 Plan is administered by the Committee and the Committee may grant awards of either phantom units, unit options or restricted units for an aggregate of 5,300,000 common limited partner units.

Partnership Phantom Units. A phantom unit entitles a participant to receive a common unit upon vesting of the phantom unit. Beginning in fiscal year 2010, non-employee directors receive an annual grant of phantom units having a market value of $25,000, which, upon vesting, entitle the grantee to receive the equivalent number of common units or the cash equivalent to the fair market value of the units. The phantom units vest over four years. In tandem with phantom unit grants, the Committee may grant a DER. The Committee determines the vesting period for phantom units.

Partnership Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the Committee on the date of grant of the option. The Committee determines the vesting and exercise period for unit options.

Partnership Restricted Units. A restricted unit is a common unit issued that entitles a participant to receive it upon vesting of the restricted unit. Prior to or upon grant of an award of restricted units, the Committee will condition the vesting or transferability of the restricted units upon continued service, the attainment of performance goals or both.

Upon a change in control, as defined in the 2010 Plan, all unvested awards held by directors will immediately vest in full. In the case of awards held by eligible employees, upon the eligible employee’s termination of employment without “cause”, as defined in the 2010 Plan, or upon any other type of termination specified in the eligible employee’s applicable award agreement(s), in any case following a change in control, any unvested award will immediately vest in full and, in the case of options, become exercisable for the one-year period following the date of termination of employment, but in any case not later than the end of the original term of the option.

APL Plans

The APL 2004 Long-Term Incentive Plan (the “2004 APL Plan”) and the 2010 Long-Term Incentive Plan, which was modified in April 2011 (the “2010 APL Plan” and collectively with the 2004 APL Plan the “APL Plans”) provide incentive awards to officers, employees and non-employee managers of Atlas Pipeline GP and officers and employees of its affiliates, consultants and joint venture partners who perform services for APL or in furtherance of its business. The APL Plans are administered by Atlas Pipeline GP’s managing board or the board of an affiliate appointed by it (the “APL Committee”). Under the APL Plans, the APL Committee may make awards of either phantom units or options covering an aggregate of 435,000 common units under the 2004 APL Plan and 3,000,000 common units under the 2010 APL Plan.

APL Phantom Units. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit. In addition, the compensation committee may grant a participant the right, which is referred to as a DER, to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions are made on an APL common unit during the period the phantom unit is outstanding.

APL Unit Options. An option entitles the grantee to purchase APL common units at an exercise price determined by the compensation committee, which may be less than, equal to or more than the fair market value of APL common units on the date of grant. The compensation committee will also have discretion to determine how the exercise price may be paid.

Except for phantom units awarded to non-employee managers of Atlas Pipeline GP, the APL Committee will determine the vesting period for phantom units and the exercise period for options. Phantom units awarded to non-employee managers will generally vest over a 4-year period at the rate of 25% per year. Both types of awards will automatically vest upon a change of control, as defined in the APL Plans.

2011 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Exercisable	Unexercisable		Option Exercise price ($)	Option Expiration Date	Number of Units that have not Vested (#)		Market Value of Units that have not Vested ($)
Edward E. Cohen	500,000	—		22.56	11/10/2016	—		—
	—	700,000	(1)	22.23	3/25/2021	300,000	(2)	7,290,000

Eugene N. Dubay	48,614	—		3.24	1/15/2019	—		—
	—	100,000	(3)	22.23	3/25/2021	80,000	(4)	1,944,000

Sean P. McGrath	15,000	—		22.56	11/10/2016	—		—
	—	—		N/A	N/A	250	(5)	9,288
	—	35,000	(6)	22.23	3/25/2021	30,000	(7)	729,000

Eric Kalamaras	—	—		N/A	N/A	—		—

Jonathan Z. Cohen	200,000	—		22.56	11/10/2016	—		—
	—	500,000	(8)	22.23	3/25/2021	250,000	(9)	6,075,000

Matthew A. Jones	100,000	—		22.56	11/10/2016	—		—
	—	200,000	(10)	22.23	3/25/2021	150,000	(11)	3,645,000

Freddie M. Kotek	—	70,000	(12)	22.23	3/25/2021	30,000	(13)	729,000
	—	—		N/A	N/A	20,000	(14)	486,000

(1)	Represents options to purchase our units, which vest as follows: 3/25/2014 - 175,000 and 3/25/2015 - 525,000.
(2)	Represents our phantom units, which vests as follows: 3/25/2014 - 75,000 and 3/25/2015 - 225,000.
(3)	Represents options to purchase our units, which vest as follows: 3/25/2014 - 25,000 and 3/25/2015 - 75,000.
(4)	Represents our phantom units, which vests as follows: 3/25/2014 - 20,000 and 3/25/2015 - 60,000.
(5)	Represents Atlas Pipeline Partners phantom units, which vests on 2/13/2012.
(6)	Represents options to purchase our units, which vest as follows: 3/25/2014 - 8,750 and 3/25/2015 - 26,250.
(7)	Represents our phantom units, which vests as follows: 3/25/2014 - 7,500 and 3/25/2015 - 22,500.
(8)	Represents options to purchase our units, which vest as follows: 3/25/2014 - 125,000 and 3/25/2015 - 375,000.
(9)	Represents our phantom units, which vests as follows: 3/25/2014 - 62,500 and 3/25/2015 - 187,500.
(10)	Represents options to purchase our units, which vest as follows: 3/25/2014 - 50,000 and 3/25/2015 - 150,000.
(11)	Represents our phantom units, which vests as follows: 3/25/2014 - 37,500 and 3/25/2015 - 112,500.
(12)	Represents options to purchase our units, which vest as follows: 3/25/2014 - 17,500 and 3/25/2015 - 52,500.
(13)	Represents our phantom units, which vests as follows: 3/25/2014 - 7,500 and 3/25/2015 - 22,500.
(14)	Represents our phantom units, which vests as follows: 4/27/2014 - 5,000 and 4/27/2015 - 15,000.

2011 Option Exercises and Units Vested Table

	Option Awards				Unit Awards
Name	Number of Units Acquired on Exercise		Value Realized on Exercise ($)	Value from Cash Payout ($)	Number of Units Acquired on Vesting		Value Realized on Vesting ($)	Value from Cash Payout ($)	Total Value ($)
Edward E. Cohen	—	(1)	—	57,398,850	195,514	(2)	2,729,066	2,955,731	63,083,647
Eugene N. Dubay	126,386	(3)	2,725,880	3,591,750	79,303	(4)	2,485,748	591,116	9,394,494
Sean P. McGrath	—	(5)	—	903,051	8,950		128,017	—	1,031,068
Eric Kalamaras	—	(6)	—	316,350	22,000		752,125	—	1,068,475
Jonathan Z. Cohen	—	(7)	—	34,473,307	104,211	(8)	1,457,148	2,364,576	38,295,031
Matthew A. Jones	—	(9)	—	13,526,060	24,284	(10)	340,819	945,846	14,812,725
Freddie M. Kotek	—	(11)	—	8,094,560	21,703	(12)	303,782	591,116	8,989,458

(1)	Pursuant to the terms of the Chevron Merger agreement, 2,112,500 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(2)	Does not include 77,274 units that, pursuant to the terms of the Chevron Merger agreement, were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(3)	Pursuant to the terms of the Chevron Merger agreement, 145,000 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(4)	Does not include 15,454 units that, pursuant to the terms of the Chevron Merger agreement, were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(5)	Pursuant to the terms of the Chevron Merger agreement, 47,050 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(6)	Pursuant to the terms of the Chevron Merger agreement, 19,000 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(7)	Pursuant to the terms of the Chevron Merger agreement, 1,322,000 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(8)	Does not include 61,819 units that, pursuant to the terms of the Chevron Merger agreement, were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(9)	Pursuant to the terms of the Chevron Merger agreement, 518,000 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(10)	Does not include 24,728 units that, pursuant to the terms of the Chevron Merger agreement, were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(11)	Pursuant to the terms of the Chevron Merger agreement, 323,000 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(12)	Does not include 15,454 units that, pursuant to the terms of the Chevron Merger agreement, were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.

2011 Non-Qualified Deferred Compensation

Name	Executive Contributions in the Last FY ($)		Registrant Contributions in the Last FY ($)		Aggregate Earnings in the Last FY ($)	Aggregate Balance at Last FYE ($)
Edward E. Cohen	350,000	(1)	350,000	(3)	561	700,561
Jonathan Z. Cohen	250,000	(2)	250,000	(4)	400	500,400

(1)	This amount is included within the Summary Compensation Table for 2011 reflecting $70,000 in the salary column and $280,000 in the non-equity incentive plan compensation column.
(2)	This amount is included within the Summary Compensation Table for 2011 reflecting $50,000 in the salary column and $200,000 in the non-equity incentive plan compensation column.
(3)	This amount is included within the Summary Compensation Table for 2011 reflecting our $350,000 matching contribution in the All Other Compensation column.
(4)	This amount is included within the Summary Compensation Table for 2011 reflecting our $250,000 matching contribution in the All Other Compensation column.

Effective July 1, 2011, we established the Excess 401(k) Plan, an unfunded nonqualified deferred compensation plan for certain highly compensated employees. The Excess 401(k) Plan provides Messrs. E. and J. Cohen, the plan’s current participants, with the opportunity to defer, annually, the receipt of a portion of their compensation, and to permit them to designate investment indices for the purpose of crediting earnings and losses on any amounts deferred under the Excess 401(k) Plan. Messrs. E. and J. Cohen may defer up to 10% of their total annual cash compensation, and we are obligated to match such deferrals on a dollar-for-dollar basis (i.e., 100% of the deferral) up to a total of 50% of their base salary for any calendar year. The account is invested in a mutual fund and cash balances are invested daily in a money market account. We established a “rabbi” trust to serve as the funding vehicle for the Excess 401(k) Plan and we will, not later than the last day of the first month of each calendar quarter, make contributions to the trust in the amount of the compensation deferred, along with the corresponding match, during the preceding calendar quarter. Notwithstanding the establishment of the rabbi trust, our obligation to pay the amounts due under the Excess 401(k) Plan constitutes a general, unsecured obligation, payable out of our general assets, and Messrs. E. and J. Cohen do not have any rights to any specific asset of the company.

The Excess 401(k) Plan has the following additional provisions:

•

At the time the participant makes his deferral election with respect to any year, he must specify the date or dates (but not more than two) on which distributions will start, which date may be upon termination of employment or a date that is at least three years after the year in which the amount deferred would otherwise have been earned. A participant may subsequently defer a specified payment date for a minimum of an additional five years from the previously elected payment date. If the participant fails to make an election, all amounts will be distributable upon the termination of employment.

•	Distributions will be made earlier in the event of death, disability or a termination of employment due to a change of control.

•

If the participant elects to receive all or a portion of his distribution upon the termination of employment, it will be paid in a lump sum. Otherwise, the participant may elect to receive a lump sum payment or equal installments over not more than 10 years.

•

A participant may request a distribution of all or part of his account in the event of an unforeseen financial emergency. An unforeseen financial emergency is a severe financial hardship due to an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the participant, or, a sudden and unexpected illness or accident of a dependent, or loss of the participant’s property due to casualty, or other similar and extraordinary unforeseeable circumstances arising as a result of events beyond the control of the participant. An unforeseen financial emergency is not deemed to exist to the extent it is or may be relieved through reimbursement or compensation by insurance or otherwise; by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship; by cessation of deferrals under the plan; or by liquidation of the participant’s other assets (including assets of the participant’s spouse and minor children that are reasonably available to the participant) to the extent that this liquidation would not itself cause severe financial hardship.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		All Other Compensation ($)(1)	Total ($)
Carlton M. Arrendell	43,333	49,989	(2)	1,790	95,112
William R. Bagnell	6,667	13,293	(3)	218	20,178
Mark C. Biderman	43,333	49,989	(2)	1,790	95,112
Dennis A. Holtz	47,667	49,989	(2)	1,790	99,445
William Karis	54,333	49,979	(4)	2,993	107,305
Jeffrey C. Key	6,667	—		327	6,994
Harvey Magarick	60,667	49,979	(4)	2,993	113,638
Ellen F. Warren	52,000	49,989	(2)	1,790	103,779

(1)	Represents DERs for phantom units.
(2)	For Messrs. Arrendell, Biderman, Holtz and Ms. Warren, represents 3,140 phantom units granted under our Plans, having a grant date fair value of $15.92. The phantom units vest 25% on the anniversary of the date of grant as follows: 2/17/12—785, 2/17/13—785, 2/17/14—785 and 2/17/15—785.
(3)	Represents 835 phantom units as a make-up grant for the underpayment of a 2009 phantom unit grant, having a grant date fair value of $15.92, granted under our 2006 Plan. The phantom units vested on 2/17/11, upon Mr. Bagnell’s departure.
(4)	For Messrs. Karis and Magarick, represents 2,145 phantom units granted under our Plans, having a grant date fair value of $23.30. The phantom units vest 25% on the anniversary of the date of grant as follows: 11/10/12—536, 11/10/13—536, 11/10/14—536 and 11/10/15—536.

Director Compensation

Our general partner does not pay additional remuneration to officers or employees of the Company who also serve as board members. In 2011, the annual retainer for non-employee directors was comprised of an annual retainer of $50,000 in cash and an annual grant of phantom units with DERs issued under our Plans having a fair market value of $50,000. The new non-employee directors received a pro-rated portion of the cash retainer reflecting their mid-February appointment to the board. Chairs of the compensation committee and audit committee receive an additional retainer of $10,000, and chairs of the nominating and governance committee and the investment committee receive an additional retainer of $5,000.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this annual report on Form 10-K for the year ended December 31, 2011.

This report has been provided by the compensation committee of the Board of Directors of Atlas Energy GP, LLC.

Ellen F. Warren, Chair

Carlton M. Arrendell

Dennis A. Holtz